UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 11, 2005 (October 6, 2005)

FORTUNE BRANDS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-9076	13-3295276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Tower Parkway

Lincolnshire, IL 60069

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (847) 484-4400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement.

On October 6, 2005, Fortune Brands, Inc. (“Fortune Brands”) entered into (i) a $500 million 364-day unsecured revolving credit agreement among Fortune Brands, Fortune Brands Finance UK p.l.c. (“Fortune Brands UK”), the lenders party thereto, JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent, and Barclays Bank PLC (“Barclays”) and Citicorp North America, Inc. (“Citicorp”), as Syndication Agents (the “364-Day Facility”) and (ii) a $2 billion five-year unsecured revolving credit agreement among Fortune Brands, Fortune Brands UK, the lenders party thereto, JPMCB, as Administrative Agent, and Barclays and Citicorp, as Syndication Agents (the “Five-Year Facility”, and together with the 364-Day Facility, the “Agreements”). Fortune Brands may request increases in commitments under the Five-Year Facility in an aggregate principal amount of up to $250 million.

The proceeds of borrowings under the Agreements may be used (i) for general corporate purposes, including support of commercial paper, (ii) to refinance amounts that may be outstanding under (a) the $1 billion five-year revolving credit agreement dated as of July 8, 2004 among Fortune Brands, Fortune Brands UK, the lenders party thereto, JPMCB, as Administrative Agent, and Citibank, N.A., as Syndication Agent (the “2004 Facility”) and (b) Fortune Brands’ $5 billion amended and restated revolving bridge credit agreement dated as of July 26, 2005 and (iii) for reimbursement of letter of credit disbursements. The Five-Year Facility contains a $100 million letter of credit sub-facility.

Amounts may be borrowed in U.S. Dollars, Euros or British Pounds Sterling. Interest on Eurocurrency loans will accrue at LIBOR (with interest periods of 1, 2, 3 or 6 months) plus spreads based on credit ratings assigned to certain debt of Fortune Brands. Interest on alternate base rate loans will accrue at the higher of (i) JPMCB’s prime rate or (ii) the federal funds effective rate plus 1/2 of 1% per annum. Fortune Brands may also request competitive bids or negotiated rates for interest on loans under the Agreements. Fortune Brands may elect, if certain conditions are met, that any borrowings outstanding under the 364-Day Facility on the termination date will become term loans that mature on the first anniversary of the termination date.

The Agreements contain, among other things, conditions precedent, covenants, representations and warranties and events of default customary for facilities of this type. Such covenants include certain limitations on secured debt, sale-leaseback transactions, subsidiary debt and guarantees, fundamental changes and transactions with affiliates. The Agreements also include a covenant under which Fortune Brands is required to maintain a minimum ratio of consolidated EBITDA to consolidated interest expense of 3.5 to 1.0.

Under certain conditions the lending commitments under the Agreements may be terminated by the lenders and amounts outstanding under the Agreements may be accelerated. Such events of default include failure to pay any principal, interest or other amounts when due, failure to comply with covenants, breach of representations or warranties in any material respect, non-payment or acceleration of other material debt of Fortune Brands and its subsidiaries, bankruptcy, material judgments rendered against Fortune Brands or certain of its subsidiaries, certain ERISA events or a change of control of Fortune Brands, subject to various exceptions and notice, cure and grace periods.

(Page 2 of 5 Pages)

JPMCB, a lender and Administrative Agent under the Agreements, is trustee under (i) the Indenture dated as of April 15, 1999 between Fortune Brands and JPMCB, as trustee, and (ii) the Indenture dated as of July 15, 1988, as amended and supplemented, between Fortune Brands and Chemical Bank (as successor by merger to Manufacturers Hanover Trust Company), as trustee, pursuant to which Fortune Brands has issued certain long-term indebtedness.

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference. The Agreements replace the 2004 Facility, which was terminated concurrently with Fortune Brands entering into the Agreements. The conditions precedent, covenants, representations and warranties and events of default set forth in the 2004 Facility and the Agreements are substantially the same.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

99.1	364-Day Revolving Credit Agreement dated as of October 6, 2005 among Fortune Brands, Inc., Fortune Brands Finance UK p.l.c., the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Barclays Bank PLC and Citicorp North America, Inc., as Syndication Agents.

99.2	Five-Year Revolving Credit Agreement dated as of October 6, 2005 among Fortune Brands, Inc., Fortune Brands Finance UK p.l.c., the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Barclays Bank PLC and Citicorp North America, Inc., as Syndication Agents.

(Page 3 of 5 Pages)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTUNE BRANDS, INC.
(Registrant)

By	/s/ Mark A. Roche
Mark A. Roche
Senior Vice President, General Counsel and Secretary

Date: October 11, 2005

(Page 4 of 5 Pages)

EXHIBIT INDEX

Exhibit Number	Description
99.1	364-Day Revolving Credit Agreement dated as of October 6, 2005 among Fortune Brands, Inc., Fortune Brands Finance UK p.l.c., the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Barclays Bank PLC and Citicorp North America, Inc., as Syndication Agents.

99.2	Five-Year Revolving Credit Agreement dated as of October 6, 2005 among Fortune Brands, Inc., Fortune Brands Finance UK p.l.c., the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Barclays Bank PLC and Citicorp North America, Inc., as Syndication Agents.

(Page 5 of 5 Pages)